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Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2002 (dollars in thousands)

                                                        1998           1999           2000          2001           2002
                                                     ----------     -----------    ----------    ----------      --------
                                                                                   (Restated,
                                                                                   see Note 2)
EARNINGS, AS DEFINED

Net Income before Preferred Dividends(1)             $   44,602     $    50,286    $   36,236    $   43,875      $ 22,490
Net Gain on Sales of Real Estate Assets                  (4,796)         (9,013)      (20,482)         (884)       (6,704)
Extraordinary Items                                       1,400            (984)        7,910         1,732        11,442
Minority Interest                                         2,550           3,647         3,307         2,745           291
Interest Expense(2)                                      53,289          64,782        63,280        37,802        38,746
                                                     ----------     -----------    ----------    ----------      --------

                                                     $   97,045     $   108,718    $   90,251    $   85,270      $ 66,265
                                                     ==========     ===========    ==========    ==========      ========

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense(2)                                  $   53,289     $    64,782    $   63,280    $   37,802      $ 38,746
Capitalized Interest                                      1,108           2,675         3,777         4,573         3,939
                                                     ----------     -----------    ----------    ----------      --------
   Fixed Charges                                         54,397          67,457        67,057        42,375        42,685
Preferred Dividends                                      20,620          22,280        20,713        19,564        19,564
                                                     ----------     -----------    ----------    ----------      --------
   Fixed Charges and Preferred Dividends             $   75,017     $    89,737    $   87,770    $   61,939      $ 62,249
                                                     ==========     ===========    ==========    ==========      ========

RATIO OF EARNINGS TO FIXED CHARGES(1)
                                                           1.78            1.61          1.35          2.01          1.55
                                                     ----------     -----------    ----------    ----------      --------

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   DIVIDENDS(1)
                                                           1.29            1.21          1.03          1.38          1.06
                                                     ----------     -----------    ----------    ----------      --------

(1) Includes depreciation and amortization expense as a deduction.

(2) Includes interest expense from discontinued operations.